Exhibit 4.1




                          BAKER HUGHES INCORPORATED

			SUPPLEMENTAL RETIREMENT PLAN

               (Amended and Restated through December 4, 1996)


                                TABLE OF CONTENTS

        ARTICLE                                               PAGE


I    -  Definitions and Construction                          I-1

II   -  Participation                                        II-1

III  -  Account Credits and Allocations of Income or Loss   III-1

IV   -  Deemed Investment of Funds                           IV-1

V    -  Determination of Vested Interest and Forfeitures      V-1

VI   -  In-Service Distributions                             VI-1

VII  -  Termination Benefits                                VII-1

VIII -  Administration of the Plan                         VIII-1

IX   -  Administration of Funds                              IX-1

X    -  Nature of the Plan                                    X-1

XI   -  Adopting Entities                                    XI-1

XII  -  Miscellaneous                                       XII-1

                                I

                Definitions and Construction
                ----------------------------

        1.1 Definitions. The capitalized words or terms used in the Plan and which are not otherwise defined herein shall have the same meanings as such words or terms have in the Baker
Hughes Incorporated Thrift Plan, as the same may be amended from time to time. Where the following words and phrases appear in the Plan,they shall have the respective meanings set forth below, unless their context clearly indicates to the contrary.

(1)     Account(s):  A Member's Base Contribution Account and/or
        General Account, including the amounts credited thereto.

(2) Affiliate: Each trade or business (whether or not incorporated) which together with the Company would be deemed to be a "single employer" within the meaning of subsections (b), (c), (m) or (o) of section 414 of the Code.

(3) Base Contribution Account: An individual account for each Member to which is credited the Company Deferrals made on his behalf pursuant to Section 3.2(b) and (c) and pursuant to Section 3.2(d) attributable to "Employer Base Contributions" and "Employer Supplemental Base Contributions" under the Thrift Plan and which is credited (or debited) for such account's allocation of net income (or net loss) as provided in Section 3.3.

(4)     Code:  The Internal Revenue Code of 1986, as amended.

(5)	Company:  Baker Hughes Incorporated and any other adopting
        entity which adopts the Plan pursuant to the provisions of
        Article XI.

(6)	Company Deferrals:  Deferrals made by the Company on a
        Member's behalf pursuant to Section 3.2.

(7)	Directors:  The Board of Directors of Baker Hughes Incorporated.

(8)	Effective Date:  January 1, 1995, as to this restatement of the Plan.

(9)	Eligible Employee:  Any individual who is employed by the Company in a position with an executive salary grade.

(10)	Entry Date:  The first day of each Plan Year.

(11)	Excess Compensation:  A Member's Excess Compensation for each calendar month in a Plan Year shall be equal to one-twelfth of the amount by which his (A) "Compensation" for such year as defined under the Thrift Plan, but including amounts the Member could have received in cash in lieu of Member Deferrals pursuant to Section 3.1, and without regard to the maximum dollar limitation of section 401(a)(17) of the Code, exceeds (B) his "Compensation" as defined under the Thrift Plan for such year.

(12)	Funds:  The investment funds designated from time to time
        for the deemed investment of Accounts pursuant to Article IV.

(13) General Account: An individual account for each Member to which is credited his Member Deferrals pursuant to Section
        3.1 and his Company Deferrals made on his behalf pursuant to
        Section 3.2(a) and pursuant to Section 3.2(d) attributable to "Employer Matching Contributions" under the Thrift Plan and which is credited (or debited) for such account's allocation of net income (or net loss) as provided in
        Section 3.3. As of the Effective Date, a Member's General Account shall also be credited with the amount, if any, credited to his "Account" on December 31, 1994 under the Plan as in effect immediately prior to this restatement.

(14)	Member:  Each Eligible Employee who has met the eligibility
        requirements for participation in the Plan and who has become a Member pursuant to Article II.

(15)	Member Deferrals:  Deferrals made by a Member pursuant to
        Section 3.1.

(16)	Pay:  The total of all amounts paid by the Company to or for the benefit of a Member for services rendered or labor performed, which are required to be reported on such Member's federal income tax withholding statement(s) (Form W-2 or its subsequent equivalent), plus any amounts such Member could have received in cash in lieu of Member Deferrals pursuant to Section 3.1.

(17)	Plan:  The Baker Hughes Incorporated Supplemental Retirement
        Plan, as amended from time to time.

(18)	Plan Administrator:  Baker Hughes Incorporated, acting
        through its delegate.

(19)	Plan Year:  The twelve-consecutive month period commencing
        January 1 of each year.

(20)	Retirement Date.  A Member's "Retirement Date" as defined
        under the Thrift Plan.

(21)	Thrift Plan:  The Baker Hughes Incorporated Thrift Plan, as
        amended from time to time.

(22)	Trust:  The trust, if any, established under the Trust Agreement.

(23) Trust Agreement: The agreement, if any, entered into between the Company and the Trustee pursuant to Article X.


(24)	Trust Fund:  The funds and properties, if any, held pursuant to the provisions of the Trust Agreement, together with all income, profits and increments thereto.

(25)	Trustee:  The trustee or trustees appointed by the Directors who are qualified and acting under the Trust Agreement at any time.

(26)	Unforeseeable Financial Emergency:  An unexpected need of a
        Member for cash that (i) arises from an illness, casualty loss, sudden financial reversal, or such other unforeseeable occurrence that is caused by an event beyond the control of such Member, (ii) would result in severe financial hardship to such Member if his compensation deferral election was not cancelled pursuant to Section 3.1(h) and/or if a withdrawal or benefit payment pursuant to Article VI or Section 7.6 was not permitted, and (iii) is not reasonably satisfiable from other resources of such Member. Cash needs arising from foreseeable events, such as the purchase of a house or education expenses for children, shall not be considered to be the result of an Unforeseeable Financial Emergency.

(27)	Valuation Dates:  The last business day of each calendar month and any other interim Valuation Date determined by the Plan Administrator on a nondiscriminatory basis.

(28)	Vested Interest:  The portion of a Member's Accounts which,
        pursuant to the Plan, is nonforfeitable.

        1.2 Number and Gender. Wherever appropriate herein, words used in the singular shall be considered to include the plural and words used in the plural shall be considered to include the singular. The masculine gender, where appearing in the Plan, shall be deemed to include the feminine gender.

        1.3 Headings. The headings of Articles and Sections herein are included solely for convenience, and if there is any conflict between such headings and the text of the Plan, the text shall control.

                                II.

                          Participation
                          -------------

        2.1  Eligibility.
             ------------

        (a) Any Eligible Employee who is a "Member" of the Thrift Plan with respect to a "Plan Year" under the Thrift Plan shall be eligible to become a Member of the Plan for such Plan Year by electing to make Member Deferrals pursuant to Section 3.1(a)(1) and/or 3.1 (a)(2).

        (b) Any Eligible Employee shall be eligible to become a Member of the Plan for any Plan Year by electing to make Member Deferrals pursuant to Section 3.1(b).

        (c) Any Eligible Employee who is a "Member" of the Thrift Plan with respect to a "Plan Year" under the Thrift Plan shall become a Member of the Plan for such Plan Year with respect to (A) Member Deferrals pursuant to Section 3.1(a)(3) and/or (B) Company Deferrals pursuant to
Section 3.2(b), 3.2(c), and/or 3.2(d)(2).

        2.2  Participation.
             --------------

        (a) Prior to each Entry Date, the Plan Administrator shall notify those Eligible Employees who are determined by the Plan Administrator to be eligible to initially become Members pursuant to Section 2.1(a) and/or 2.1(b) as of such Entry Date. Any such Eligible Employee may become a Member for the Plan Year beginning on such Entry Date by effecting, prior to such Entry Date and within the time period prescribed by the Plan Administrator, the Member Deferral election prescribed by the Plan Administrator. Notwithstanding the foregoing, any Member Deferral election respecting Section 3.1(b)(2) for a Plan Year subsequent to the 1995 Plan Year must be made prior to the October 1 immediately preceding such Plan Year by effecting, prior to such October 1 and within the time period prescribed by the Plan Administrator, the Member Deferral election prescribed by the Plan Administrator. Notwithstanding any provision herein to the contrary, an Eligible Employee who first becomes an Eligible
Employee on other than the first day of a Plan Year may become a Member on the date he first becomes an Eligible Employee for the remainder of such Plan Year with respect to Member Deferrals pursuant to
Section 3.1(a)(1) and/or 3.1(a)(2) and/or 3.1(b)(1) by effecting, prior to or within 30 days after the date he first becomes an Eligible Employee and within the time period prescribed by the Plan Administrator, the Member Deferral election prescribed by the Plan Administrator.

        (b) Any Eligible Employee who is eligible to become a Member for a Plan Year pursuant to Section 2.1(c) shall automatically become a Member for such Plan Year.

        (c) Notwithstanding any provision herein to the contrary, an Eligible Employee who has become a Member of the Plan shall cease to be entitled to make Member Deferrals hereunder or receive Company Deferrals hereunder effective as of any date designated by the Plan Administrator. Any such Plan Administrator action shall be communicated to the affected individual prior to the effective date of such action. Any such Eligible Employee may again become entitled to make Member Deferrals hereunder and receive Company Deferrals hereunder for any subsequent Plan Year selected by the Plan Administrator in its sole discretion.

                                III.

	Account Credits and Allocations of Income or Loss
        -------------------------------------------------

        3.1  Member Deferrals.
             -----------------
        (a)  A Member meeting the eligibility requirements of
        Section 2.1(a):

                (1) May elect to defer an integral percentage of from 2% to 15% of his Excess Compensation for a Plan Year; and/or

                (2) May elect to defer a portion of his Pay for a Plan Year equal to the reduction in his "Cash or Deferred Contributions" under the Thrift Plan for such "Plan Year" as a result of (A) the limitations contained in sections 402(g) of the Code and/or (B) the exclusion of Member Deferrals under the Plan from the definition of "Compensation" under the Thrift Plan; and/or

                (3) Shall be deemed to have elected to defer a portion of his Pay for a Plan Year (which such deferral election may not, contrary Plan provisions notwithstanding, be changed, revoked or canceled, except in the case of an unpaid leave of absence from the Company) equal to (A) the reduction in his "Cash or Deferred Contributions" under the Thrift Plan for such "Plan Year" as a result of the limitations contained in sections 401(k)(3) and/or 415 of the Code and/or (B) the reduction in his "Voluntary Contributions" under the Thrift Plan for such "Plan Year" as a result of the limitations contained in sections 401(m)(2) and/or 415 of the Code.

Notwithstanding the foregoing, any such Member Deferrals pursuant to
Section 3.1(a)(2) and/or 3.1(a)(3) shall be determined based upon the Member's elections with respect to Cash or Deferred Contributions and/or Voluntary Contributions under the Thrift Plan in effect on the first day of such Plan Year (or on the first day such Member is a "Member" of the Thrift Plan during such Plan Year, if later). Moreover, Member Deferrals pursuant to Section 3.1(a)(2)(B) are contingent upon such Member electing the maximum "Cash or Deferred Contributions" under the Thrift Plan pursuant to Section 402(g) of the Code or as permitted under the terms of the Thrift Plan. With respect to an Eligible Employee who first becomes a Member on other than an Entry Date, any such Member Deferrals pursuant to this Section 3.1(a) shall apply only for the portion of such Plan Year commencing with the date he first becomes a Member and ending on the last day of such Plan Year.

        (b) A Member meeting the eligibility requirements of Section 2.1(b) may:

           (1) Elect to defer from his Pay an integral percentage of from 1% to 50% of his salary for a Plan Year; and/or

           (2) Elect to defer from his Pay an integral percentage of from 1% to 100% of his bonus (as specified below) for a Plan Year.

Notwithstanding the foregoing, with respect to an Eligible Employee who first becomes a Member on other than an Entry Date, any such Member Deferrals pursuant to Section 3.1(b)(1) shall apply only for the portion of such Plan Year commencing with the date he first becomes a Member and ending on the last day of such Plan Year. Further, any such initial Member Deferral election pursuant to Section 3.1(b)(2) for the 1995 Plan Year shall apply to 75% of such Member's bonus for the fiscal year of the Company ending September 30, 1995, and any such subsequent Member Deferral election pursuant to Section 3.1(b)(2) shall apply to 100% of such Member's bonus for the fiscal year of the Company ending within such subsequent Plan Year.

        (c) Pay for a Plan Year not so deferred by such election pursuant to this Section shall be received by such Member in cash. A Member's election to defer an amount of his Pay pursuant to this Section shall be made by effecting, in the form prescribed by the Plan Administrator, a Member Deferral election pursuant to which the Member authorizes the Company to reduce his Pay in the elected amount and the Company, in consideration thereof, agrees to credit an equal amount to such Member's General Account maintained under the Plan. The reduction in a Member's Pay pursuant to his Member Deferral election shall be effected by calendar month Pay reductions as determined by the Plan Administrator following the effective date of such election. Such Pay reductions shall be within the Plan Year to which the Member Deferral election relates, except that Pay reductions attributable to elections pursuant to Section 3.1(b)(2) may be made within the next following Plan Year if the bonus to which the Member Deferral election relates is paid in such next following Plan Year. Member Deferrals made by a Member shall be credited to such Member's General Account as of a date determined in accordance with procedures established from time to time by the Plan Administrator; provided, however, that such Member Deferrals shall be credited to the Member's General Account no later than 30 days after the date upon which the Pay deferred would have been received by such Member in cash if he had not elected to defer such amount pursuant to this Section 3.1.

        (d) A Member Deferral election pursuant to Section 3.1(a) and/or 3.1(b)(1) shall become effective as of the Entry Date (or later initial eligibility date, if applicable) which is on or after the date the election is effected by the Member. A Member Deferral election pursuant to Section 3.1(b)(2) shall become effective as of January 1, 1995, with respect to the 1995 Plan Year, and as of the October 1 immediately preceding any subsequent Plan Year, with respect to such subsequent Plan Year, provided such date is on or after the date the election is effected by the Member. A Member Deferral election shall remain in force and effect for the entire (or partial, if applicable) Plan Year to which such election relates. A Member Deferral election pursuant to Section 3.1(a) and/or 3.1(b)(1) shall remain in force and effect for each subsequent Plan Year (following the Member's initial year of participation in the Plan) for which he satisfies the eligibility requirements set forth in Section 2.1, unless and until such election is changed or revoked by such Member prior to the Entry Date of the subsequent Plan Year to which such change or revocation relates. A Member Deferral election pursuant to Section 3.1(b)(2) shall remain in force and effect for each subsequent Plan Year (following the Member's initial Section 3.1(b)(2) election) for which he satisfies the eligibility requirements set forth in Section 2.1, unless and until such election is changed or revoked by such Member prior to the October 1 immediately preceding the subsequent Plan Year to which such change or revocation relates. Plan provisions to the contrary notwithstanding, a Member Deferral election pursuant to
Section 3.1(a) and/or Section 3.1(b) shall be suspended during any period of unpaid leave of absence from the Company.

        (e) A Member Deferral election shall indicate the applicable time and form of payment, as provided in Sections 7.2 and 7.3, for the Pay deferred thereunder for such Plan Year and the net income (or net loss) allocated with respect thereto.
Such time and form of payment election for such Plan Year shall also apply to any Company Deferrals for such Plan Year and the net income (or net loss) allocated with respect thereto. Each Member's Accounts shall be divided into subaccounts to reflect such Member's various elections respecting time and form of payment. Notwithstanding the foregoing, with respect to the portion of a Member's General Account attributable to the amount, if any, credited to his "Account" on December 31, 1994 under the Plan as in effect immediately prior to this restatement, such portion and the net income (or net loss) allocated with respect thereto shall be allocated to a subaccount which shall be payable at the time and in the form provided under the Plan as in effect immediately prior to this restatement.

        (f) A Member who has made a Member Deferral election pursuant to Section 3.1(a) and/or 3.1(b)(1) may change his election, as of the Entry Date of any subsequent Plan Year, by effecting a new Member Deferral election prior to such Entry Date and within the time period prescribed by the Plan Administrator.
 A Member who has made a Member Deferral election pursuant to
Section 3.1(b)(2) may change his election, as of the October 1 immediately preceding any subsequent Plan Year, by effecting a new Member Deferral election prior to such October 1 and within the time period prescribed by the Plan Administrator.

        (g) A Member who has made a Member Deferral election pursuant to Section 3.1(a) and/or 3.1(b)(1) may cancel his election, as of the Entry Date of any subsequent Plan Year, by effecting the same in the form prescribed by the Plan Administrator prior to such Entry Date and within the time period prescribed by the Plan Administrator. A Member who so cancels his Member Deferral election may again make a new such Member Deferral election for a subsequent Plan Year, if he satisfies the eligibility requirements set forth in Section 2.1, by effecting a new such Member Deferral election prior to the Entry Date of such Plan Year and within the time period prescribed by the Plan Administrator. A Member who has made a Member Deferral election pursuant to Section 3.1(b)(2) may cancel his election, as of the October 1 immediately preceding any subsequent Plan Year, by effecting the same in the form prescribed by the Plan Administrator prior to such October 1 and within the time period prescribed by the Plan Administrator. A Member who so cancels his Member Deferral election may again make a new such Member Deferral election for a subsequent Plan Year, if he satisfies the eligibility requirements set forth in Section 2.1, by effecting a new such Member Deferral election prior to the October 1 immediately preceding such Plan Year and within the time period prescribed by the Plan Administrator.

        (h) In the event that the Plan Administrator, upon written petition of a Member, determines in its sole discretion that such Member has suffered an Unforeseeable Financial Emergency, the Member Deferral election of such Member then in effect, if any, shall be terminated as soon as administratively practicable after such determination. A Member whose Member Deferral election has been so terminated may again make a new Member Deferral election for a subsequent Plan Year that is at least twelve months after the effective date of such termination, if he satisfies the eligibility requirements set forth in Section 2.1, by effecting a new Member Deferral election for such Plan Year and within the time period prescribed by the Plan Administrator.

        3.2 Company Deferrals.
            ------------------

        (a) For each calendar month, the Company shall defer on a Member's behalf an amount which equals the sum of (1) 100% of the Member Deferrals made pursuant to Section 3.1(a)(1) by such Member during such month not in excess of 2% of such Member's Excess Compensation for the payroll periods in such month with respect to which Member Deferrals pursuant to Section 3.1(a)(1) were made, plus (2) 50% of the Member Deferrals made pursuant to Section 3.1(a)(1) by such Member during such month in excess of 2%, but not in excess of 6%, of such Member's Excess Compensation for the payroll periods in such month with respect to which Member Deferrals pursuant to Section 3.1(a)(1) were made.

        (b) For each calendar month, the Company shall defer an amount on behalf of each Member who is entitled to an allocation of "Employer Base Contributions" under the Thrift Plan for such month. The amount of each such monthly contribution shall be a percentage of such Member's Excess Compensation, if any, with such percentage being equal to the percentage utilized under the Thrift Plan to determine the Member's "Employer Base Contribution" for such month under the Thrift Plan.

        (c) For each calendar month, the Company shall defer an amount on behalf of each Member who is entitled to an allocation of "Employer Supplemental Base Contributions" under the Thrift Plan for such month. The amount of each such monthly contribution shall be a percentage of such Member's Excess Compensation, if any, with such percentage being equal to the percentage utilized under the Thrift Plan to determine the Member's "Employer Supplemental Base Contribution" for such month under the Thrift Plan.

        (d) For each calendar month within a Plan Year, the Company shall defer an amount on behalf of each Member who made Member Deferrals pursuant to Section 3.1(a)(2), 3.1(a)(3), and/or 3.1(b)(1) for such Plan Year. The amount of each such monthly contribution shall be equal to the amount by which (A) the sum of the "Employer Matching Contributions," the "Employer Base Contributions," and the "Employer Supplemental Base Contributions" which would have been allocated to such Member's "Accounts" under the Thrift Plan (other than to his "Deferred Income Account") for such month if the provisions of the Thrift Plan were administered without regard to (1) the limitations imposed by sections 401(k)(3), 401(m)(2), 402(g), and 415 of the Code, and (2) the exclusion of Member Deferrals under the Plan from the definition of "Compensation" under the Thrift Plan, exceeds (B) the sum of the "Employer Matching Contributions," the "Employer Base Contributions," and the "Employer Supplemental Base Contributions" which were in fact allocated to the "Accounts" of such Member under the Thrift Plan (other than to his Deferred Income Account) for such month. Notwithstanding the foregoing, in determining the "Employer Matching Contributions," the "Employer Base Contributions," and the "Employer Supplemental Base Contributions" which would have been allocated to such Member's "Accounts" under the Thrift Plan pursuant to clause (A) above, such Member's elections with respect to Cash or Deferred Contributions and/or Voluntary Contributions under the Thrift Plan as in effect on the first day of such Plan Year (or on the first day such Member is a "Member" of the Thrift Plan during such Plan Year, if later) shall be utilized. Moreover, "Employer Matching Contributions" attributable to Member Deferrals pursuant to Section 3.1(b)(1) shall only be deferred on behalf of a Member pursuant to clause (A) above, if such Member has made the maximum "Cash or Deferred Contributions" under the Thrift Plan pursuant to section 402(g) of the Code or as permitted under the terms of the Thrift Plan.

        (e) Company Deferrals made on a Member's behalf pursuant to Section 3.2(a) and pursuant to Section 3.2(d) attributable to "Employer Matching Contributions" under the Thrift Plan shall be credited to his General Account in accordance with the procedures established from time to time by the Plan Administrator. Company Deferrals made on a Member's behalf pursuant to Section 3.2(b) and (c) and pursuant to Section 3.2(d) attributable to "Employer Base Contributions" and "Employer Supplemental Base Contributions" under the Thrift Plan shall be credited to his Base Contribution Account in accordance with the procedures established from time to time by the Plan Administrator.

        (f) As of any date selected by the Company, the Company may credit a Member's Account(s) with Company Deferrals in such amount, if any, as the Company shall determine in its sole discretion. Such credits may be made on behalf of some Members but not others, and such credits may vary among individual Members in amount and/or with respect to the Account to which they are credited.

        (g) A Member who does not have a time and form of payment election in effect pursuant to Section 3.1(e) for any Plan Year shall make a time and form of payment election, as provided in Sections 7.2 and 7.3, for Company Deferrals pursuant to Sections 3.2(b), 3.2(c), 3.2(d)(2), 3.2(d)(3), and/or 3.2(f)
for such Plan Year. Such election shall be made by effecting the same in the form prescribed by the Plan Administrator. Such election shall remain in force and effect for each subsequent Plan Year (following such initial election) unless or until such election is changed by a new election hereunder or pursuant to
Section 3.1(e) prior to the Entry Date of a subsequent Plan Year to which such change relates. A Member who makes a time and form of payment election pursuant to this Section 3.2(g) may change his election, as of the Entry Date of any subsequent Plan Year, by effecting a new such election prior to such Entry Date and within the time period prescribed by the Plan Administrator.
Each Member's Accounts shall be divided into subaccounts to reflect such Member's various elections respecting time and form of payment.

        3.3  Allocation of Net Income or Loss and Changes in Value
             Among Accounts.

        (a) As of each Valuation Date, the Plan Administrator shall determine the net income (or net loss) of each Fund for the period elapsed since the next preceding Valuation Date. The net income (or net loss) of each Fund since the next preceding Valuation Date shall be ascertained by the Plan Administrator in such manner as it deems appropriate, which may include expenses of administering the Fund, the Trust and the Plan.

        (b) For purposes of allocations of net income (or net loss), each Member's Accounts shall be divided into subaccounts to reflect such Member's deemed investment in a particular Fund or Funds pursuant to Article IV. As of each Valuation Date, the net income (or net loss) of each Fund, separately and respectively, shall be allocated among the corresponding subaccounts of the Members who had such corresponding subaccounts invested in such Funds since the next preceding Valuation Date.

        (c) So long as there is any balance in any Account, such Account shall continue to receive allocations pursuant to this Section.

                                IV.

                      Deemed Investment of Funds
                      --------------------------

        Each Member shall designate, in accordance with the procedures established from time to time by the Plan Administrator, the manner in which the amounts allocated to his Accounts shall be deemed to be invested from among the Funds made available from time to time for such purpose by the Plan Administrator. Such Member may designate one of such Funds for the deemed investment of all the amounts allocated to his Accounts or he may split the deemed investment of the amounts allocated to his Accounts between such Funds in such increments as the Plan Administrator may prescribe. If a Member fails to make a proper designation, then his Accounts shall be deemed to be invested in the Fund or Funds designated by the Plan Administrator from time to time in a uniform and nondiscriminatory manner.

        A Member may change his deemed investment designation for future amounts to be allocated to his Accounts. Any such change shall be made in accordance with the procedures established by the Plan Administrator, and the frequency of such changes may be limited by the Plan Administrator.

        A Member may elect to convert his deemed investment designation with respect to the amounts already allocated to his Accounts. Any such conversion shall be made in accordance with the procedures established by the Plan Administrator, and the frequency of such conversions may be limited by the Plan Administrator.


                                V.

	Determination of Vested Interest and Forfeitures
        ------------------------------------------------

        5.1  General Account.  A Member shall have a 100% Vested
Interest in his General Account at all times.

        5.2 Base Contribution Account. A Member shall have a Vested Interest in his Base Contribution Account equal to his Vested Interest in his "Employer Non-Matching Accounts" under the Thrift Plan. Further, a Member shall have a 100% Vested Interest in his Base Contribution Account upon his termination of employment with the Company and its Affiliates after attainment of his Retirement Date or by reason of death.

        5.3 Forfeitures. A Member who terminates employment with the Company and its Affiliates with a Vested Interest in his Base Contribution Account that is less than 100% shall forfeit to the Company the nonvested portion of such Base Contribution Account as of the date of such termination.


                                VI.

                        In-Service Distributions
                        ------------------------

        Except as provided below, Members shall not be permitted to make withdrawals from the Plan prior to termination of employment with the Company and its Affiliates. Members shall not, at any time, be permitted to borrow from the Trust Fund. Following termination of employment with the Company and its Affiliates, the amounts credited to a Member's Accounts shall be payable to such Member in accordance with the provisions of Article VII.

        The above to the contrary notwithstanding, in the event that the Plan Administrator, upon written petition of a Member, determines in its sole discretion that such Member has suffered an Unforeseeable Financial Emergency, such Member shall be entitled to a benefit in an amount not to exceed the lesser of
(1) the amount determined by the Plan Administrator as necessary to meet such Member's needs created by the Unforeseeable
Financial Emergency, or (2) the then value of such Member's
Vested Interest in his Accounts. Such withdrawal benefit shall be paid in a single lump sum, cash payment as soon as administratively practicable after the Plan Administrator has made its determinations with respect to the availability and amount of such benefit. If a Member's Account(s) are deemed to be invested in more than one Fund, such withdrawal benefit shall be distributed pro rata from each Fund in which such Account(s) are deemed to be invested. If a Member's Account(s) contain more than one distribution subaccount, such withdrawal benefit shall be considered to have been distributed, first, from the subaccount with respect to which the earliest distribution would be made, then, from the subaccount with respect to which the next earliest distribution would be made, and continuing in such manner until all of such subaccounts have been exhausted to satisfy the withdrawal benefit.


                                VII.

                        Termination Benefits
                        --------------------

        7.1 Amount of Benefit. Upon termination of employment of a Member with the Company and its Affiliates for any reason, the Member, or, in the event of the death of the Member while employed by the Company or an Affiliate, the Member's designated beneficiary, shall be entitled to a benefit equal in value to the Member's Vested Interest in the balance of his Accounts as of the Valuation Date next preceding the date the payment of such benefit is to be made or to commence pursuant to Section 7.2.

        7.2  Time of Payment.  Payment of a Member's benefit under
Section 7.1 shall be made or commence, with respect to such Member's Accounts, or with respect to such Member's subaccounts established pursuant to Section 3.1(e) and/or 3.2(g) separately and respectively, as soon as administratively practicable as of the date irrevocably elected by such Member pursuant to Section 3.1(e) and/or 3.2(g) and which occurs after the Valuation Date coinciding with or next following the date the Member terminates his employment with the Company and its Affiliates. With respect to any portion of a Member's benefit for which no time of payment election is in effect, payment of such amount shall be made or commence as soon as administratively practicable after the Valuation Date coinciding with or next following the date the Member terminates his employment with the Company and its Affiliates. A Member's benefit shall not, however, be made or commence prior to the date that all Member Deferrals and Company Deferrals made pursuant to the Plan have been allocated to such Member's Accounts.

        7.3 Alternative Forms of Benefit Payments. A Member's benefit under Section 7.1 shall be paid, with respect to such Member's Accounts, or with respect to such Member's subaccounts established pursuant to Section 3.1(e) and/or 3.2(g) separately and respectively, in one of the following forms irrevocably elected by such Member pursuant to Section 3.1(e) and/or 3.2(g):

        (1)     A single lump sum, cash payment; or

        (2) Annual installment payments for a term certain of either 5, 10 or 15 years payable to the Member or, in the event of such Member's death prior to the end of such term certain, to his designated beneficiary as provided in
        Section 7.4.

With respect to any portion of a Member's benefit for which no form of payment election is in effect, such amount shall be paid in the form of annual installment payments for a term certain of 15 years payable to such Member or, in the event of such Member's death prior to the end of such term certain, to his designated beneficiary as provided in Section 7.4; provided, however, that the Plan Administrator may, in its sole discretion, elect to make such benefit payment in any other available form. If a Member dies prior to the date the payment of his benefit begins and if no form of payment election is in effect for any portion of such Member's benefit, such amount shall be paid to the Member's designated beneficiary in the form described in the preceding sentence. If a Member dies prior to the date the payment of his benefit begins with a form of payment election in effect, then benefit payments shall be made to the Member's designated beneficiary in the form elected by the Member.

        7.4  Designation of Beneficiaries.
             ----------------------------

        (a) Each Member shall have the right to designate the beneficiary or beneficiaries to receive payment of his benefit in the event of his death. Each such designation shall be made by executing the beneficiary designation form prescribed by the Plan Administrator and filing same with the Plan Administrator. Any such designation may be changed at any time by execution of a new designation in accordance with this Section.

        (b) If no such designation is on file with the Plan Administrator at the time of the death of the Member or such designation is not effective for any reason as determined by the Plan Administrator, then the designated beneficiary or beneficiaries to receive such benefit shall be as follows:

        (1) If a Member leaves a surviving spouse, his benefit shall be paid to such surviving spouse;

        (2) If a Member leaves no surviving spouse, his benefit shall be paid to such Member's executor or administrator, or to his heirs at law if there is no administration of such Member's estate.

        7.5 Accelerated Pay-Out of Certain Benefits. Notwithstanding any provision in Section 7.3 to the contrary, if a Member's benefit payments respecting any one subaccount established pursuant to Section 3.1(e) or 3.2(g) are to be paid in a form other than a single lump sum, cash payment and the aggregate amount in such subaccount at the time of commencement of such payments is less than $50,000, then the Plan Administra-tor may, in its sole discretion, elect to cause such subaccount to be paid in a single lump sum, cash payment.

        7.6 Accelerated Pay-Out Due to Emergency. Notwithstanding any provision in Sections 7.2 and 7.3 to the contrary, in the event that the Plan Administrator, upon written petition of a Member, determines in its sole discretion that such Member has suffered an Unforeseeable Financial Emergency, such Member shall be entitled to an emergency benefit in an amount not to exceed the lesser of (1) the amount determined by the Plan Administrator as necessary to meet such Member's needs created by the Unforeseeable Financial Emergency, or (2) the then value of such Member's Vested Interest in his Accounts. Such emergency benefit shall be paid in a single lump sum, cash payment as soon as administratively practicable after the Plan Administrator has made its determinations with respect to the availability and amount of such benefit. If a Member's Account(s) are deemed to be invested in more than one Fund, such emergency benefit shall be distributed pro rata from each Fund in which such Account(s) are deemed to be invested. If a Member's Account(s) contain more than one distribution subaccount, such emergency benefit shall be considered to have been distributed, first, from the subaccount with respect to which the earliest distribution would be made, then, from the subaccount with respect to which the next earliest distribution would be made, and continuing in such manner until all of such subaccounts have been exhausted to satisfy the emergency benefit. Any remaining amounts in such Member's Account(s) following payment of such emergency benefit shall be payable at the time and in the form otherwise provided in Sections 7.2 and 7.3.

        7.7 Payment of Benefits. To the extent the Trust Fund has sufficient assets, the Trustee shall pay benefits to Members or their beneficiaries, except to the extent the Company pays the benefits directly and provides adequate evidence of such payment to the Trustee. To the extent the Trustee does not or cannot pay benefits out of the Trust Fund, the benefits shall be paid by the Company. Any benefit payments made to a Member or for his benefit pursuant to any provision of the Plan shall be debited to such Member's Accounts. All benefit payments shall be made in cash to the fullest extent practicable.

        7.8 Unclaimed Benefits. In the case of a benefit payable on behalf of a Member, if the Plan Administrator is unable to locate the Member or beneficiary to whom such benefit is payable, upon the Plan Administrator's determination thereof, such benefit shall be forfeited to the Company. Notwithstanding the foregoing, if subsequent to any such forfeiture the Member or beneficiary to whom such benefit is payable makes a valid claim for such benefit, such forfeited benefit shall be restored to the Plan by the Company.

        7.9 Committee Determination of Pay-Out of Certain Benefits. Notwithstanding any provision in Section 3.1(e) to the contrary, the form of payment of the benefits of a Member who retires from the Company during the 1997 calendar year with respect to the portion of his General Account attributable to the amount, if any, credited to his "Account" on December 31, 1994, under the
Plan as in effect immediately prior to this restatement, and the net income (or net loss) allocated with respect thereto may, in the sole discretion of the Plan Administrator, be changed from the form elected by such Member pursuant to the provisions of the Plan as in effect immediately prior to this restatement to one or more other forms provided in Section 7.3. In making its determination as to the form(s) of payment, the Plan
Administrator may consider the age, family status, health,
financial status, or such other facts as it deems relevant respecting the Member. The Member may, but shall not be required to, express his preference to the Plan Administrator as to such form(s) of payment, but the Plan Administrator shall be under no
obligation to follow such preference.    Any such change shall be
prior to the time such portion becomes payable to such Member.

                               VIII.

                        Administration of the Plan
                        --------------------------

        8.1 Appointment of Plan Administrator. The general administration of the Plan shall be vested in the Plan Administrator which shall be appointed by the Directors.

        8.2 Resignation and Removal. At any time during its term of office, the Plan Administrator may resign by giving written notice to the Directors, such resignation to become effective upon the appointment of a substitute Plan Administrator or, if earlier, the lapse of thirty days after such notice is given as herein provided. At any time during its term of office, and for any reason, the Plan Administrator may be removed by the Directors.

        8.3 Records and Procedures. The Plan Administrator shall keep appropriate records of its proceedings and the administration of the Plan and shall make available for examination during business hours to any Member or beneficiary such records as pertain to that individual's interest in the Plan. The Plan Administrator shall designate the person or persons who shall be authorized to sign for the Plan Administrator and, upon such designation, the signature of such person or persons shall bind the Plan Administrator.

        8.4 Self-Interest of Plan Administrator. No delegate of the Plan Administrator shall have any right to vote or decide upon any matter relating solely to himself under the Plan or to vote in any case in which his individual right to claim any benefit under the Plan is particularly involved. In any case in which a delegate of the Plan Administrator is so disqualified to act, the Directors shall decide the matter in which he is disqualified.

        8.5 Compensation and Bonding. The Plan Administrator shall not receive compensation with respect to its services as Plan
Administrator. To the extent required by applicable law, or required by the Company, the Plan Administrator shall furnish bond or security for the performance of its duties hereunder.

        8.6 Plan Administrator Powers and Duties. The Plan Administrator shall supervise the administration and enforcement of the Plan according to the terms and provisions hereof and shall have all powers necessary to accomplish these purposes, including, but not by way of limitation, the right, power, authority and duty:

        (a) to make rules, regulations and bylaws for the administration of the Plan which are not inconsistent with the terms and provisions hereof, provided such rules, regulations and bylaws are evidenced in writing and copies thereof are delivered to the Trustee and to the Company;

        (b) to construe all terms, provisions, conditions and limitations of the Plan;

        (c) to correct any defect or supply any omission or reconcile any inconsistency that may appear in the Plan, in such manner and to such extent as it shall deem expedient to carry the Plan into effect for the greatest benefit of all interested parties;

        (d) to employ and compensate such accountants, attorneys, investment advisors and other agents and employees as the Plan Administrator may deem necessary or advisable in the proper and efficient administration of the Plan;

        (e) to determine all questions relating to eligibility;

        (f) to determine the amount, manner and time of payment of any benefits and to prescribe procedures to be followed by distributes in obtaining benefits;

        (g) to make a determination as to the right of any person to a benefit under the Plan; and

        (h) to receive and review reports from the Trustee as to the financial condition of the Trust Fund, including its receipts and disbursements.

        8.7 Company to Supply Information. The Company shall supply full and timely information to the Plan Administrator relating to the Excess Compensation of all Members, their benefits under the Thrift Plan, their ages, their retirement, death or other termination of employment and such other pertinent facts as the Plan Administrator may require. The Company shall advise the Trustee of such of the foregoing facts as are deemed necessary for the Trustee to carry out the Trustee's duties under the Plan. When making a determination in connection with the Plan, the Plan Administrator shall be entitled to rely upon the aforesaid information furnished by the Company.

        8.8 Claims Review. In any case in which a claim for Plan benefits of a Member or beneficiary is denied or modified, the Plan Administrator shall furnish written notice to the claimant within ninety days (or within 180 days if additional information requested by the Plan Administrator necessitates an extension of the ninety-day period), which notice shall:

        (a) State the specific reason or reasons for the denial or modification;

        (b) Provide specific reference to pertinent Plan provisions on which the denial or modification is based;

        (c) Provide a description of any additional material or information necessary for the Member, his beneficiary, or representative to perfect the claim and an explanation of why such material or information is necessary; and

        (d) Explain the Plan's claim review procedure as contained herein.

In the event a claim for Plan benefits is denied or modified, if the Member, his beneficiary, or a representative of such Member or beneficiary desires to have such denial or modification reviewed, he must, within sixty days following receipt of the notice of such denial or modification, submit a written request for review by the Plan Administrator of its initial decision. In connection with such request, the Member, his beneficiary, or the representative of such Member or beneficiary may review any pertinent documents upon which such denial or modification was based and may submit issues and comments in writing. Within sixty days following such request for review the Plan Administrator shall, after providing a full and fair review, render its final decision in writing to the Member, his beneficiary or the representative of such Member or beneficiary stating specific reasons for such decision and making specific references to pertinent Plan provisions upon which the decision is based. If special circumstances require an extension of such sixty-day period, the Plan Administrator's decision shall be rendered as soon as possible, but not later than 120 days after receipt of the request for review. If an extension of time for review is required, written notice of the extension shall be furnished to the Member, beneficiary, or the representative of such Member or beneficiary prior to the commencement of the extension period.

        8.9 Indemnity. To the extent permitted by applicable law, the Company shall indemnify and save harmless the Directors and any individual acting as Plan Administrator against any and all expenses, liabilities and claims (including legal fees incurred to defend against such liabilities and claims) arising out of their discharge in good faith of responsibilities under or incident to the Plan. Expenses and liabilities arising out of willful misconduct shall not be covered under this indemnity.
This indemnity shall not preclude such further indemnities as may be available under insurance purchased by the Company or provided by the Company under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, as such indemnities are permitted under applicable law.


                                IX.

                        Administration of Funds
                        -----------------------

        9.1 Payment of Expenses. All expenses incident to the administration of the Plan and Trust, including but not limited to, legal, accounting, Trustee fees, and expenses of the Plan Administrator, may be paid by the Company and, if not paid by the Company, shall be paid by the Trustee from the Trust Fund, if any.

        9.2 Trust Fund Property. All income, profits, recoveries, contributions, forfeitures and any and all moneys, securities and properties of any kind at any time received or held by the Trustee, if any, shall be held for investment purposes as a commingled Trust Fund pursuant to the terms of the Trust
Agreement. The Plan Administrator shall maintain one or more Accounts in the name of each Member, but the maintenance of an Account designated as the Account of a Member shall not mean that such Member shall have a greater or lesser interest than that due him by operation of the Plan and shall not be considered as segregating any funds or property from any other funds or property contained in the commingled fund. No Member shall have any title to any specific asset in the Trust Fund, if any.


                                X.

                        Nature of the Plan
                        ------------------

        The Company intends and desires by the adoption of the Plan to recognize the value to the Company of the past and present services of employees covered by the Plan and to encourage and assure their continued service with the Company by making more adequate provision for their future retirement security. The establishment of the Plan is, in part, made necessary by certain benefit limitations which are imposed on the Thrift Plan by the Code. The Plan is intended to constitute an unfunded, unsecured plan of deferred compensation for a select group of management or highly compensated employees of the Company. Plan benefits herein provided are to be paid out of the Company's general assets. Nevertheless, subject to the terms hereof and of the Trust Agreement, the Company may transfer money or other property to the Trustee and the Trustee shall pay Plan benefits to Members and their beneficiaries out of the Trust Fund. To the extent the Company transfers assets to the Trustee pursuant to the Trust Agreement, the Plan Administrator may, but need not, establish procedures for the Trustee to invest the Trust Fund in accordance with each Member's designated deemed investments pursuant to
Article IV respecting the portion of the Trust Fund assets equal to such Member's Account(s).

        The Directors, in their sole discretion, may establish the Trust and direct the Company to enter into the Trust Agreement.
In such event, the Company shall remain the owner of all assets in the Trust Fund and the assets shall be subject to the claims of Company creditors if the Company ever becomes insolvent. For purposes hereof, the Company shall be considered "insolvent" if
(a) the Company is unable to pay its debts as they become due, or
(b) the Company is subject to a pending proceeding as a debtor under the United Sates Bankruptcy Code (or any successor federal statute). The chief executive officer of the Company and its board of directors shall have the duty to inform the Trustee in writing if the Company becomes insolvent. Such notice given under the preceding sentence by any party shall satisfy all of the parties' duty to give notice. When so informed, the Trustee shall suspend payments to the Members and hold the assets for the benefit of the Company's general creditors. If the Trustee receives a written allegation that the Company is insolvent, the Trustee shall suspend payments to the Members and hold the Trust Fund for the benefit of the Company's general creditors, and shall determine within the period specified in the Trust
Agreement whether the Company is insolvent. If the Trustee determines that the Company is not insolvent, the Trustee shall resume payments to the Members. No Member or beneficiary shall have any preferred claim to, or any beneficial ownership interest in, any assets of the Trust Fund.


                                XI.

                        Adopting Entities
                        -----------------

        It is contemplated that other corporations, associations, partnerships or proprietorships may adopt this Plan and thereby become the Company. Any such entity, whether or not presently existing, may become a party hereto by appropriate action of its officers without the need for approval of its board of directors or noncorporate counterpart or of the Directors; provided, however, that such entity must be an Affiliate. The provisions of the Plan shall apply separately and equally to each Company and its employees in the same manner as is expressly provided for Baker Hughes Incorporated and its employees, except that the power to appoint or otherwise affect the Plan Administrator or the Trustee and the power to amend or terminate the Plan or amend the Trust Agreement shall be exercised by the Directors alone. Transfer of employment among Companies and Affiliates shall not be considered a termination of employment hereunder. Any Company may, by appropriate action of its officers without the need for approval of its board of directors or noncorporate counterpart or the Directors, terminate its participation in the Plan.
Moreover, the Directors may, in their discretion, terminate a Company's Plan participation at any time.


                                XII.

                           Miscellaneous
                           -------------

        12.1 Not Contract of Employment. The adoption and maintenance of the Plan shall not be deemed to be a contract between the Company and any person or to be consideration for the employment of any person. Nothing herein contained shall be deemed to give any person the right to be retained in the employ of the Company or to restrict the right of the Company to discharge any person at any time nor shall the Plan be deemed to give the Company the right to require any person to remain in the employ of the Company or to restrict any person's right to terminate his employment at any time.

        12.2 Alienation of Interest Forbidden. The interest of a Member or his beneficiary or beneficiaries hereunder may not be sold, transferred, assigned, or encumbered in any manner, either voluntarily or involuntarily, and any attempt so to anticipate, alienate, sell, transfer, assign, pledge, encumber, or charge the same shall be null and void; neither shall the benefits hereunder be liable for or subject to the debts, contracts, liabilities, engagements or torts of any person to whom such benefits or funds are payable, nor shall they be an asset in bankruptcy or subject to garnishment, attachment or other legal or equitable proceedings.

        12.3 Withholding. All deferrals and payments provided for hereunder shall be subject to applicable withholding and other deductions as shall be required of the Company under any applicable local, state or federal law.

        12.4 Amendment and Termination. The Directors may from time to time, in their discretion, amend, in whole or in part, any or all of the provisions of the Plan; provided, however, that no amendment may be made that would impair the rights of a Member with respect to amounts already allocated to his Accounts. The Directors may terminate the Plan at any time. In the event that the Plan is terminated, the balance in a Member's Accounts shall be paid to such Member or his designated beneficiary in the manner specified by the Plan Administrator, which may include the payment of a single lump sum, cash payment in full satisfaction of all of such Member's or beneficiary's benefits hereunder.

        12.5 Severability. If any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining provisions hereof;
instead, each provision shall be fully severable and the Plan shall be construed and enforced as if said illegal or invalid provision had never been included herein.

        12.6 Governing Laws. All provisions of the Plan shall be construed in accordance with the laws of Texas except to the extent preempted by federal law.